EXHIBIT 99.1

PAB Bankshares, Inc. Announces Fourth Quarter 2006 Dividend

VALDOSTA, Ga., Nov. 28, 2006 (PRIME NEWSWIRE) -- On Tuesday, November 28, 2006, the Board of Directors for PAB Bankshares, Inc. (Nasdaq:PABK) approved a quarterly dividend in the amount of 14 cents ($0.14) per share payable on January 12, 2007 to the Company's stockholders of record as of December 29, 2006. The fourth quarter 2006 dividend represents a 12% increase compared to the 12.5 cents ($0.125) per share dividend paid for the fourth quarter of 2005.

About PAB

The Company's sole operating subsidiary is The Park Avenue Bank. Both the Company and the Bank are headquartered in Valdosta, Georgia. The Bank is celebrating its 50th anniversary in 2006. In 1956, the Bank was established by Mr. James L. Dewar, Sr. in a small office at the corner of Park Avenue and Ashley Street in Valdosta. Currently, the Bank operates 18 branch offices and four loan production offices in 15 counties in Georgia and Florida. Additional information on the Bank's locations and the products and services offered by the Bank is available on the Internet at www.parkavebank.com. On November 1, 2005, the Company's common stock began trading on the NASDAQ National Market under the symbol PABK. The Company's common stock had previously traded on the American Stock Exchange under the symbol PAB since July 9, 1996. More information on the Company is available on the Internet at www.pabbankshares.com.

CONTACT:  PAB Bankshares, Inc.
          Donald J. "Jay" Torbert, Jr., Executive Vice-President &
           Chief Financial Officer
          (229) 241-2775, ext. 1717
          jayt@parkavebank.com